Exhibit 99.1

EdR Completes $150 Million Private Placement of Senior Unsecured Notes

MEMPHIS, Tenn., August 31, 2017 – EdR (NYSE: EDR), a leader in the ownership, development and management of collegiate housing, today announced that it closed the previously disclosed private placement of senior unsecured notes totaling $150 million with New York Life Insurance Company and certain of its affiliates. The private placement includes $75 million of notes with a 12-year term bearing interest at a fixed rate of 4.22% and $75 million of notes with a 15-year term bearing interest at a fixed rate of 4.30%. Proceeds from the new unsecured senior notes will be used primarily to paydown the existing balance on EdR’s revolving credit facility.

“Being able to secure long-term financing is key to sustaining growth in our portfolio, and we are glad to add New York Life as one of our many capital sources,” said Drew Koester, EdR’s senior vice president of capital markets. “We manage our balance sheet to maintain low leverage with well-laddered maturities and minimal exposure to variable rate debt and the execution of these 12 and 15 year notes at favorable long-term rates fits that strategy perfectly.”

The senior unsecured notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the senior notes in any state, or jurisdiction in which such offer, solicitation or sale would be unlawful.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 87 communities with more than 46,000 beds serving 54 universities in 26 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company’s Web site at www.EdRtrust.com.

For more information, contact:

J. Drew Koester, Senior Vice President, Capital Markets and Investor Relations

901-259-2523 dkoester@EdRtrust.com

For media information or photography, contact:

Craig Wack, PR Coordinator

901-252-6809 cwack@EdRtrust.com

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Statements about the company’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, unless required by law.